Exhibit 99.05

Consent

The undersigned director of AB&T Financial Corporation (“AB&T”) hereby consents to being named in the Registration Statement filed by 1st Financial Services Corporation (“1st Financial”) on Form S-4 as having been selected for appointment to 1st Financial’s Board of Directors following completion of the merger of AB&T into 1st Financial.

April 29, 2009	/S/ Wayne F. Shovelin
Wayne F. Shovelin